EXHIBIT 32: Rule 13a-14(b) Certification

The undersigned officer certifies that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Transportation Logistics Int'l, Inc.

A signed original of this written statement required by Section 906 has been provided to Transportation Logistics Int'l, Inc. and will be retained by Transportation Logistics Int'l, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.


Date: September 10, 2004                /s/ Michael Margolies
                                        ----------------------------------
                                        Michael Margolies (Chief Executive
                                         Officer)